EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3
(Form Type)

KINGSTONE COMPANIES,INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	(1)	(2)
	Equity	Preferred Stock, par value $0.01 per share	457(o)	(1)	(2)
	Equity	Warrants	457(o)	(1)	(2)
	Equity	Units	457(o)	(1)	(2)
	Debt	Debt Securities	457(o)	(1)	(2)
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$50,000,000(2)	$0.00014760	$7,380(3)
Fees Previously Paid	—	—	—	—		—		—
Carry Forward Securities
Carry Forward Securities	—	—		—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$50,000,000		$7,380
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$7,380

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate number of warrants to purchase common stock, such indeterminate number of units consisting of common stock and/or warrants and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $50,000,000. The securities registered also include such indeterminate number of shares of common stock as may be issued upon exercise of or upon conversion of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.